As filed with the Securities and Exchange Commission on June 23, 2006
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED FUEL & ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	5172	91-2037688
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

405 N. Marienfeld, Suite 300
Midland, Texas
Telephone: (432) 571-8000
Facsimile (432) 571-8099
(Address and telephone number, including area code, of principal executive offices)

Bobby Page
405 N. Marienfeld, Suite 300
Midland, Texas 79701
(432) 571-8000
(Name, address and telephone number of Agent for Service)

Copy to:
Wilhelm Liebmann, Esq. AKIN GUMP STRAUSS HAUER & FELD LLP 300 Convent Street, Suite 1500 San Antonio, Texas 78205 Telephone: (210) 280-7000 Facsimile (210) 224-2035

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_________

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	5,493,788	$1.70 (2)	$9,339,439.60	$999.32
Common Stock, par value $0.001 per share, to be issued upon conversion of Series A Preferred Stock	8,533,339	$1.70 (2)	$14,506,676.30	$1,552.21
Common Stock, par value $0.001 per share, to be issued upon exercise of warrants	2,820,000	$1.68 (3)	$4,749,000.10	$508.14

Total	16,847,127		$28,595,116.00	$3,059.68

(1)
Pursuant to Rule 416 under the Securities Act of 1933, these shares include an indeterminate number of shares of common stock issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average closing bid and ask prices of the Common Stock of the Registrant as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on June 20, 2006.

(3)
The proposed maximum offering price per share was determined in accordance with Rule 457(g) under the Securities Act of 1933, under which rule the per share price is estimated by reference to the exercise price of the securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
(Subject to Completion, dated June 23, 2006)

16,847,127 shares
UNITED FUEL & ENERGY CORPORATION
Common Stock

This prospectus relates to the public offering, which is not being underwritten, of up to 16,847,127 shares of our common stock under this prospectus by the selling security holders identified in the “Selling Security Holders” section of this prospectus. Of those shares of common stock, 3,493,788 shares were issued pursuant to four private placements of our stock, 1,033,333 shares are issuable upon the exercise of outstanding warrants issued to investors in one of those private placements, 8,533,339 shares are issuable upon the conversion of 12,800 shares of our outstanding Series A Preferred Stock, issued pursuant to a private placement, 2,000,000 shares were sold through an affiliated shareholder in a private transaction, and 1,786,667 shares are issuable upon the exercise of outstanding warrants issued to financial advisors in connection with the private placements described above and certain other transactions and services provided to us.

For additional information on the methods of sale that may be used by the selling security holders, see the section entitled “Plan of Distribution” on page 14. We will not receive any of the proceeds from the sale of these shares. We will bear the costs relating to the registration of these shares.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “UFEN.” On June 20, 2006, the closing price of the shares was $1.70 per share. Our principal executive office is located at United Fuel & Energy Corporation, 405 N. Marienfeld, Ste. 300, Midland, TX 79701, Telephone (432) 571-8000.

THIS OFFERING INVOLVES MATERIAL RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2.

The Securities and Exchange Commission may take the view that, under certain circumstances, the selling security holders and any broker-dealers or agents that participate with the selling stockholder in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ,         2006

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

Risk Factors	2
Summary Information	7
Special Note Regarding Forward-Looking Statements	9
Use of Proceeds	9
Selling Security Holders	10
Plan of Distribution	14
Legal Matters	15
Experts	15
Where You Can Find Additional Information	15
Incorporation of Certain Information By Reference	15

You should rely only on the information contained in this prospectus. Neither we, nor the selling security holders have authorized anyone to provide you with information different from that contained in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Except where the context requires otherwise, in this prospectus the words “Company,” “UFE,” “we,” “us” and “our” refer to United Fuel & Energy Corporation, a Nevada corporation, and, where appropriate, its subsidiaries.

RISK FACTORS

An investment in the common stock offered hereby involves a high degree of risk. In addition to the other information in this prospectus and in documents that we incorporate by reference, the following risk factors should be considered carefully in evaluating our company and its business. This prospectus contains forward-looking statements. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of our company. Do not place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this prospectus and in documents that we incorporate by reference, including the matters set below. These risks and uncertainties could cause our actual results to differ materially from those indicated in the forward-looking statements. We undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

RISKS RELATED TO OUR COMMON STOCK

OUR COMMON STOCK IS QUOTED ON THE OTC BULLETIN BOARD AND COULD BE SUBJECT TO EXTREME VOLATILITY.

Our common stock is currently quoted under the symbol “UFEN.OB” on the OTC Bulletin Board, which is often characterized by low trading volume. A large volume of stock being sold into the market at any one time could cause the stock to rapidly decline in price. In addition, we must comply with ongoing eligibility rules to ensure our common stock is not removed from the OTC Bulletin Board, which would materially adversely affect the liquidity and volatility of our common stock.

OUR COMMON STOCK MAY NOT CONTINUE TO BE TRADED ON THE OTC BULLETIN BOARD.

We cannot provide any assurance that our common stock will continue to be eligible to trade on the OTC Bulletin Board. Should our common stock cease to trade on the OTC Bulletin Board and fail to qualify for listing on another stock exchange or trading system, our common stock would be listed for trading only on the “Pink Sheets,” which generally provide an even less liquid market than the OTC Bulletin Board. In such event, investors may find it more difficult to trade our common stock or to obtain accurate, current information concerning market prices for our common stock.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH ANOTHER SECURITIES OFFERING THAT COULD DILUTE SHAREHOLDER OWNERSHIP INTEREST.

We require substantial working capital to fund our business and expansion efforts. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

In addition, under our articles of incorporation, our board of directors is authorized to issue, without obtaining shareholder approval, shares of stock having the rights, privileges and designations as determined by our Board of Directors. Therefore, our Board of Directors could issue shares of stock that would have preferential liquidation, distribution, voting, dividend or other rights to existing common stock.

WE HAVE NOT PAID CASH DIVIDENDS AND IT IS UNLIKELY THAT WE WILL PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We plan to use all of our earnings; to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future on our common stock. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock.

THE APPLICATION OF THE “PENNY STOCK” RULES COULD ADVERSELY EFFECT THE MARKET PRICE OF OUR COMMON STOCK.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell our common stock and may affect a shareholder’s ability to resell the common stock.

Shareholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

OUR COMMON STOCK IS HIGHLY ILLIQUID AND ITS PRICE IS VOLATILE.

Our common stock is thinly traded which could make it difficult for you to resell shares at a predictable price or at all. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of common stock. The market price of our common stock may also be subject to significant fluctuations in response to our operating results, announcements of new products or services or market expansions by us or our competitors, changes in general conditions in the economy, the financial markets, the electrical power transmission and distribution industry, or other developments and activities affecting us, our customers, or our competitors, some of which may be unrelated to our performance. This price volatility could make it difficult to sell shares of our common stock at a predictable prices or times.

RISKS RELATED TO OUR BUSINESS

WE MAY BE UNABLE TO SUCCESSFULLY EXECUTE OUR ACQUISITION STRATEGY.

Our future growth strategy involves the acquisition of wholesale fuel, propane and/or lubricant distribution and resale companies or other related entities and businesses in existing and new markets. While we completed the acquisition of Clark Oil in 2005, and subsequently completed the acquisition of Queen Oil in April 2006, there can be no assurance that we will be able to locate or make subsequent acquisitions on acceptable terms or that future acquisitions will be effectively and profitably integrated into our business. Acquisitions involve risks that could adversely affect our operating results, including management commitment; integration of the operations and personnel of the acquired operations; write downs of acquired intangible assets; and possible loss of key employees and customers of the acquired operations.

We also may issue shares of common stock or others securities in connection with acquisitions, which could result in the dilution of the voting power of existing shareholders and could dilute earnings per share. Any acquisitions would be accompanied by other risk commonly encountered in such transactions, including the following:

•	certain of our acquisitions may prove unprofitable and fail to generate anticipated cash flows;

•	difficulties integrating the operations and personnel of acquired companies;

•	the additional financial resources required to fund the operations of acquired companies;

•	the potential disruption of our business;

•	our ability to maximize our financial and strategic position by the incorporation of acquired product, services or businesses with our current product and services offerings;

•	the difficulty of maintaining uniform standards, controls, procedures and policies;

•	the potential loss of key employees of acquired companies;

•	the impairment of employee and customer relationships as a result of changes in management;

•	significant expenditures to consummate acquisitions; and

•	internal controls issues and compliance with Section 404 of the Sarbanes Oxley Act of 2002.

Any of these factors may divert our management’s time and resources in running our operations, and may otherwise, have a material adverse effect on our business.

WE ARE HEAVILY DEPENDENT ON ONE SUPPLIER.

One supplier furnished approximately 37% and 47% of our fuel during the fiscal years ended December 31, 2005 and 2004, respectively. Although we believe that additional suppliers could be obtained without significant disruption to our operations if this supplier was unable or unwilling to provide such commodities at reasonable prices, we cannot assure you that this would be the case.

OUR BUSINESS IS SUBJECT TO PRICING VOLATILITY OF THE PETROLEUM MARKETS.

Many of our petroleum and fuel-oriented products are commodities which are refined and distributed by numerous sources. We purchase fuel delivered to our customers from multiple suppliers at market prices. We monitor fuel prices and trends in each of our markets on a daily basis and seek to purchase our supply at the lowest prices and under the most favorable terms. Commodity price risk is mitigated since we purchase and deliver our fuel supply daily and utilize cost-plus pricing to our customers. If we cannot pass on the cost-plus pricing to our customers, margins would decrease and a loss could be incurred. We have not engaged in derivatives or futures trading to hedge fuel price movements. In addition, diesel fuel, gasoline and propane may be subject to supply interruption due to a number of factors, including natural disasters, refinery and/or pipeline outages and labor disruptions. The reduction of available supplies could impact our ability to provide bulk fueling services and impact our profitability.

SUDDEN OIL AND GAS PRICE INCREASES DUE TO, AMONG OTHER THINGS, OUR INABILITY TO OBTAIN ADEQUATE QUANTITIES FROM OUR USUAL SUPPLIERS, MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

Our profitability in the fuel distribution business is largely dependent on the difference between our wholesale cost and retail price. Our products are a commodity, and the unit price we pay is subject to volatile changes in response to changes in supply or other market conditions over which we have no control. The supply from our usual sources may be interrupted due to reasons that are beyond our control. As a result, the cost of acquiring our fuels from other suppliers might be materially higher at least on a short-term basis. Since we may not be able to pass on to our customers immediately, or in full, all increases in the wholesale cost of fuel, these increases could reduce our profitability. We cannot assure you that future volatility in supply costs will not have a material adverse effect on our profitability and cash flow.

WE ARE DEPENDENT ON OUR EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES.

Our future success will be largely dependent on the continued services and efforts of key members of our management. The loss of the services of one or more of these key individuals could have a material adverse effect on our business and prospects. Our success and plans for future growth will also depend on our ability to attract and retain additional qualified management, operating, marketing, sales and financial personnel. There can be no assurance that we will be able to hire or retain such personnel on terms satisfactory to us.

ENERGY EFFICIENCY, GENERAL ECONOMIC CONDITIONS AND TECHNOLOGY ADVANCES HAVE AFFECTED AND MAY CONTINUE TO AFFECT DEMAND FOR OUR PRODUCTS AND SERVICES BY OUR CUSTOMERS.

The national trend toward increased conservation and technological advances, including fuel efficient vehicles, may adversely affect the demand for our products and services by our customers which, in turn, may result in lower sales volumes to our customers. In addition, recent economic conditions may lead to additional conservation by customers to further reduce their fuel consumption. Future technological advances in conservation and fuel consumption may adversely affect our financial condition and results of operations.

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT OUTSTANDING.

We currently use a significant portion of our operating income for debt service. Our leverage could make us vulnerable to an increase in interest rates or a downturn in the operating performance of our business or a decline in general economic conditions. We had approximately $49.0 million in secured and unsecured debt outstanding at March 31, 2006. We may continue to borrow funds to finance acquisitions, as well as for other purposes. Our debt obligations could increase substantially because of the debt levels of companies that we may acquire in the future.

Such a large amount of indebtedness could have negative consequences for us, including without limitation:

•	limitations on our ability to obtain financing in the future;

•	much of our cash flow will be dedicated to interest obligations and unavailable for other purposes;

•	the high level of indebtedness limits our flexibility to deal with changing economic, business and competitive conditions; and

•	the high level of indebtedness could make us more vulnerable to an increase in interest rates, a downturn in our operating performance or a decline in general economic conditions.

The failure to comply with the covenants in the agreements governing the terms of our indebtedness could be an event of default and could accelerate the payment obligations and, in some cases, could affect other obligations with cross-default and cross-acceleration provisions.

WE HAVE VERY FEW WRITTEN AGREEMENTS WITH OUR CUSTOMERS.

We do not have formal, length of service written contracts with the majority of our customers. As a result, most of our customers can terminate our services at any time and for any reason, and we can similarly discontinue service to any customer. We may discontinue service to a customer if changes in the service conditions or other factors cause us not to meet our minimum level of margins and rates, and the pricing or delivery arrangements cannot be re-negotiated. As a result of this absence of written agreements, our business, results of operations and financial condition could be materially adversely affected if we were to experience a high rate of customer losses.

WE ARE SUBJECT TO OPERATING HAZARDS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS TO THE EXTENT NOT COVERED BY INSURANCE.

Our operations are subject to operating hazards and risks normally associated with handling, storing and delivering combustible liquids such as oil, gasoline and propane. As a result, we may be subject to claims related to these operating hazards arising in the ordinary course of business. We maintain insurance for general, product, workers’ compensation and automobile liabilities. We cannot guarantee that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage or that these levels of insurance will be available at economical prices.

OUR GROWTH COULD STRAIN OUR PERSONNEL AND INFRASTRUCTURE RESOURCES, AND IF WE ARE UNABLE TO IMPLEMENT APPROPRIATE CONTROLS AND PROCEDURES TO MANAGE OUR GROWTH, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

We are currently experiencing a period of rapid growth, which has placed, and will continue to place, a significant strain on our management, administrative, operational and financial infrastructure.

Our success will depend in part upon the ability of our senior management to manage this growth effectively. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully manage our growth, we will be unable to execute our business plan.

WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

We compete with other fuel service providers, including several national, regional, and numerous small, independent operators who provide these services. Many of our competitors are larger and have more resources than we do. Our ability to compete is dependent on numerous factors, including price, delivery dependability, credit terms, service locations, and reporting and invoicing services. There can be no assurance that we will be able to continue to compete successfully as a result of these or other factors.

THE RISK OF TERRORISM AND POLITICAL UNREST IN THE MIDDLE EAST MAY ADVERSELY AFFECT THE ECONOMY AND THE PRICE AND AVAILABILITY OF OIL.

Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and political unrest in the Middle East may adversely impact the price and availability of fuel, our results of operations, our ability to raise capital and our future growth. The impact that the foregoing may have on the oil industry in general, and on us in particular, is not known at this time. An act of terror could result in disruptions of crude oil or natural gas supplies and markets, the sources of our products, and our infrastructure facilities or our suppliers could be direct or indirect targets. Terrorist activity may also hinder our ability to transport fuel if the means of supply transportation, such as rail or pipeline, become damaged as a result of an attack. A lower level of economic activity could result in a decline in energy consumption, which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism could also affect the ability to raise capital. Terrorist activity could likely lead to increased volatility in fuel prices.

GOVERNMENTAL REGULATION MAY ADVERSELY AFFECT THE COMPANY’S BUSINESS.

Our operations are affected by numerous federal, state and local laws, regulations and ordinances, including those relating to protection of the environment and worker safety. Various federal, state and local agencies have broad powers under these laws, regulations and ordinances. We are subject to regulatory and legislative changes that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, our services. We depend on the supply of diesel fuel and gasoline from the oil and gas industry and, therefore, we are affected by changing taxes, price controls and other laws and regulations generally relating to the oil and gas industry. We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations.

The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may impose penalties or sanctions for damages to natural resources or threats to public health and safety. Such laws and regulations may also expose us to liability for the conduct of or conditions caused by others, or for our acts that were in compliance with all applicable laws at the time such acts were performed. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for joint and several liability for remediation of spills and releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources.

Although we believe that we are in substantial compliance with existing laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. There could be an adverse affect upon our operations if there were any substantial violations of these rules and regulations. Moreover, it is possible that other developments, such as stricter environmental laws, regulations and enforcement policies thereunder, could result in additional, presently unquantifiable, costs or liabilities to us.

OUR PRINCIPAL SHAREHOLDER HAS SUBSTANTIAL INFLUENCE OVER OUR BUSINESS AND HIS INTERESTS MAY DIFFER FROM OTHER SHAREHOLDERS.

Our principal shareholder is Thomas Kelly, our Chairman, who beneficially owns 5,035,000 shares of our common stock, or approximately 22.7% of our voting stock at June 20, 2006 (including the voting rights of the Series A Preferred Stock). Therefore, Mr. Kelly has the ability to substantially influence the outcome of matters submitted to our shareholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, which in turn could have an adverse effect on the market price of our common stock.

WE DO NOT HAVE A MAJORITY OF INDEPENDENT DIRECTORS.

Our sole directors are Mr. Kelly, our Chairman, Charles McArthur, our Chief Executive Officer and Michael S. Chadwick. Aside from Mr. Chadwick, there are no other independent directors. Although we intend to retain independent directors in the future, there can be no assurance that we will do so. With the current composition of the Board, Mr. Kelly and Mr. McArthur have a significant influence over our decision making. Further, if we are unable or unwilling to retain independent directors, we will restrict our ability from being listed on national stock exchanges, such as the American Stock Exchange, or, national electronic quotation systems such as NASDAQ National Market.

WE MAY BE EXPOSED TO POTENTIAL RISKS FROM RECENT LEGISLATION REQUIRING COMPANIES TO EVALUATE INTERNAL CONTROLS UNDER SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002.

We must comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 relating to disclosure controls and internal controls over financial reporting. As a result, we expect to incur additional expenses and diversion of management’s time. If we are unable to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. Any such action could adversely affect our financial results and could cause our stock price to decline.

SUMMARY INFORMATION

The following summary should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference. It likely does not contain all of the information that is important to you or that you should consider when making an investment decision.

Company History

On February 7, 2005, we acquired United Fuel & Energy Corporation, a Texas corporation (“United Fuel - Texas”) through the merger of Brands United Merger Sub, Inc., our wholly-owned subsidiary which was created specifically in order to consummate the merger, with and into United Fuel - Texas, with United Fuel - Texas being the surviving entity.

Pursuant to the merger, each outstanding share of common stock and preferred stock of United Fuel - Texas was cancelled and converted into the right to receive merger consideration of one share of our common stock, resulting in the former stockholders of United Fuel - Texas owning 9,900,000 shares of our common stock. Each outstanding option to purchase a share of common stock of United Fuel - Texas was converted into an identical option to purchase a share of our common stock. Each outstanding share of Brands United Merger Sub, Inc. was converted into shares of United Fuel - Texas, making United Fuel Texas our wholly-owned subsidiary.

On January 31, 2005, in preparation for the merger, we changed our name from “Brands Shopping Network, Inc.” to “United Fuel & Energy Corporation” and effected a 1-for-40 reverse stock split. As a result of the reverse stock split, the number of outstanding shares of our common stock was reduced from 9,178,294 shares to 229,457 shares plus the number of shares issuable in lieu of fractional shares resulting from the reverse stock split. The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of United Fuel - Texas owned control of our common stock immediately after consummation of the merger. Under reverse acquisition accounting, the post-acquisition entity was accounted for as a recapitalization.

Company Overview

We are one of the largest distributors of fuel (including gasoline, diesel and propane) and lubricant products to customers in rural markets in the southwestern and south-central United States. We differentiate ourselves from our competitors by providing industry leading service and reliability to our customers. We market our products and services under the established trade names of “Eddins-Walcher (EWC),” “Three D Oil (TDO)” and “Clark Oil.” These trade names have a reputation in our industry as being leading service providers based on the decades of operating history and experience, which we have attained through our acquisitions. We have a leading market position in the Permian Basin providing fuel to approximately 70% of the oil and gas drilling rigs in the market area. We believe we can increase our market share in our existing markets by providing superior customer service and reliability in what is otherwise a commodity business. We also plan to selectively acquire companies that strategically fill in geographic gaps in our existing markets in Texas, New Mexico and Oklahoma along with opportunities we find in contiguous markets. Our common stock currently trades on the OTC Bulletin Board under the ticker “UFEN.OB” We intend to apply for listing on one of the national stock exchanges or on the NASDAQ national market.

We primarily distribute fuel and lubricant products in rural markets in Texas, eastern New Mexico and southeast Oklahoma. During the year ended December 31, 2005, we sold an aggregate of approximately 133.8 million gallons of product, consisting of approximately 119.6 million gallons of fuels (other than propane), 4.4 million gallons of lubricants, and 9.8 million gallons of propane through our distribution system. During 2005 we distributed our products in the following geographic markets:

• West Texas (67%)
• Eastern New Mexico (22%)
• East Texas (7%)
• Oklahoma (4%)

We currently serve the following customer base:

• Oil Field & Rig support (63%)
• Commercial & Industrial (31%)
• Agricultural (4%)
• Consumer Propane (2%)

We purchase fuel products from companies such as Shell, Navajo and Alon and lubricants from companies such as Shell, ExxonMobil and Citgo, as well as from Basin Tech (our private label line of lubricants), and distribute such products to a variety of customers throughout the southwest United States.

Operations

We sell and distribute fuels and lubricants to a diverse base of industrial, commercial and residential customers. We currently operate through 96 public and private card lock sites and 19 branch offices. We employ approximately 275 personnel in our business.

We distribute products to our customers primarily through the following methods:

•	sales of gasoline and diesel fuel through unattended refueling stations, or “card lock” sites to commercial vehicles and fleets
•	wholesale distribution of fuels and lubricants to commercial customers
•	sales of propane to residential customers

Our Strategy

Our goal is to become the premier single source provider of fuel and lubricant products to a diverse customer base throughout rural markets in the southwest and south-central United States. We believe we have a reputation in our industry as a superior provider of customer service and that our competitive advantage will be strengthened by our ability to help end users meet their fueling needs. We intend to continue to offer same day delivery to our customers and focus on their end user needs. We currently operate in rural markets in Texas, eastern New Mexico and southeast Oklahoma and plan to expand and increase our market penetration throughout the rural markets of the states of Texas, New Mexico and Oklahoma and in other rural markets where business conditions are favorable. We plan to use a combination of selective acquisitions and organic growth initiatives to expand our service footprint and capabilities to meet our customers’ desire to deal with larger suppliers that can deliver a wide range of products over a broad geographic footprint.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference to this prospectus contain forward looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to us that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. In addition, when used in this report, the words “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, as they relate to us or our management, may identify forward looking statements. Such statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which are subject to certain known and unknown risks and uncertainties, including the factors discussed under the caption “Risk Factors,” and those discussed elsewhere in this prospectus and the documents incorporated by reference to this prospectus, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Although we believe that the expectations reflected in these forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All forward looking statements included in this report are based on information available to us as of the date of this report. We undertake no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise, unless we are required to do so by law.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares offered by the selling security holders. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling security holders.

However, we may receive up to $4,749,000 if and when all of the warrants are exercised. One of the selling security holders who holds warrants for the 493,334 shares of common stock at an exercise price of $1.65, is a party to warrant agreements which contain a “cashless exercise” provision, allowing that holder to exercise the warrant and to receive a portion of the common stock shares thereunder with a value equal to the amount by which the market price of the common stock exceeds the exercise price of the warrant. See “Selling Security Holders” and “Plan of Distribution” described below.

SELLING SECURITY HOLDERS

Of the 16,847,127 shares of common stock covered by this prospectus, shares of our common stock were issued to the selling security holders as follows:

•
1,127,122 shares of common stock issued pursuant to an Agreement and Plan of Merger dated as of August 6, 2004, which were converted from preferred stock shares purchased by investors prior to the merger;

•	550,000 shares of common stock underlying warrants issued to three financial advisors relating to services provided prior to the merger;

•	1,033,333 shares of common stock issued in an offering of units of common stock and warrants pursuant to a Securities Purchase Agreement in June 2005 and October 2005;

•	1,033,333 shares of common stock underlying the warrants issued in conjunction with foregoing unit offering;

•	693,333 shares of common stock underlying warrants issued in conjunction with the foregoing unit offering and other transactions which were issued to three financial advisors;

•	1,333,333 shares of common stock issued pursuant to subscription agreements dated March 9, 2006 and March 29, 2006;

•	8,533,339 shares of common stock underlying the 8% Convertible Preferred Series A Stock issued pursuant to a private placement of preferred stock on March 31, 2006 and April 25, 2006;

•	543,334 shares of common stock underlying warrants issued in conjunction with the offering of Series A Preferred Stock and the March 9, 2006 and March 29, 2006 issuances of common stock; and

•	2,000,000 shares of common stock purchased by certain stockholders in a private transaction from an affiliate in June 2006.

The following table sets forth the number of shares of the common stock owned and underlying securities by the selling security holders as of June 16, 2006, and after giving effect to this offering:

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Steven Antebi, Brockington Securities, Inc., Newport Capital Holdings, Inc., Legend Merchant Group, Inc., R.Jerry Falkner, Globalvest Partners LLC and Sanders Morris Harris have all acted as our financial advisors and have received, as part of their compensation for services, the securities they hold that are being registering hereunder. Michael Chadwick is a Managing Director at Sanders Morris Harris and was elected to our Board at our annual shareholder meeting on June 15, 2006.

Except as described above or as purchasers of securities in connection with the private placements and private transaction that we have described herein, none of the selling security holders had a material relationship with us or any of our subsidiaries within the past three years.

	Number of Shares Beneficially Owned Before Offering [1]			Number of	Number of Shares Beneficially Owned After Offering [2]
Selling Stockholder Name	Number of Shares		%	Shares Being Offered (#)	Number of Shares	%

Alta Partners Discount Convertible Arbitrage Holdings, Ltd.	1,833,334	(3)	12.80%	1,833,334	0	*
Charles Stuart Walton	250,000		1.83%	250,000	0	*
Jeff S. Lott	127,122		0.93%	127,122	0	*
Sabayon Holdings LLC	25,000		0.18%	25,000	0	*
Brenda Billingsley	50,000		0.37%	50,000	0	*
Mike McCoy	125,000		0.92%	125,000	0	*
Trust of Matthew R. Gill	25,000		0.18%	25,000	0	*
Jeffry K. Weinhuff	25,000		0.18%	25,000	0	*
Steven Antebi	200,000	(4)	1.44%	200,000	0	*
Brockington Securities, Inc.	250,000	(5)	1.80%	250,000	0	*
Newport Capital Holdings, Inc.	333,333	(6)	2.38%	333,333	0	*
L Perakis and D Woodworth TTEE Data Management Group Inc Ret	66,666	(7)	0.49%	66,666	0	*
Lois D. Woodworth	66,666	(8)	0.49%	66,666	0	*
Paul Giordano	200,000	(9)	1.45%	200,000	0	*
JAG Multi Investments LLC	400,000	(10)	2.89%	400,000	0	*
Legend Merchant Group, Inc.	260,000	(11)	1.87%	260,000	0	*
R. Jerry Falkner	200,000	(12)	1.44%	200,000	0	*
George L. Ball	63,334	(13)	0.46%	63,334	0	*
Michael S. Chadwick	26,667	(14)	0.20%	26,667	0	*
Katherine U. Sanders 1990	200,000	(15)	1.45%	200,000	0	*
Ben T. Morris	75,000	(16)	0.55%	75,000	0	*
Sanders Opportunity Fund, L.P.	155,460	(17)	1.13%	155,460	0	*
Sanders Opportunity Fund (Institutional), L.P.	494,540	(18)	3.55%	494,540	0	*
Don Weir and Julie Ellen Weir Ten In Com	58,334	(19)	0.43%	58,334	0	*
Donald V. Weir TTEE Sanders 1998 Children’s Trust DTD 12/01/97	100,000	(20)	0.73%	100,000	0	*
Don A. Sanders Restricted	333,334	(21)	2.42%	333,334	0	*
Bruce R. McMaken	16,667	(22)	0.12%	16,667	0	*
JVL Global Energy, L.P.	600,000	(23)	4.28%	600,000	0	*
JVL Global Energy (QP), L.P.	1,066,666	(24)	7.46%	1,066,666	0	*
Belridge Advisors	1,333,334	(25)	8.90%	1,333,334	0	*
Penninsula Fund	2,000,001	(26)	13.34%	2,000,001	0	*

UFEN Investments, LLC	0	(27)	0.00%	1,000,000	0		*
Sandor Capital Master Fund, L.P.	333,334	(28)	2.38%	333,334	0		*
Cranshire Capital, L.P.	133,334	(29)	0.97%	133,334	0		*
Glacier Partners	200,000	(30)	1.44%	200,000	0		*
Stellar Capital Fund LLC	166,667	(31)	1.21%	166,667	0		*
Alpha Capital AG	200,000	(32)	1.44%	200,000	0		*
Falcon Seaboard	7,635,733	(33)	48.38%	2,000,000	0	(34)	*
Sanders Morris Harris, Inc.	528,334	(35)	3.73%	493,334	35,000		*
Ted Collins	200,000		1.46%	200,000	0		*
Kelcy Warren	1,000,000		7.32%	1,000,000	0		*
Katherine U. Sanders Children Trust DTD 2003 / Don Weir Trustee	100,000		0.73%	100,000	0		*
William R. Hurt	10,000		0.07%	10,000	0		*
Globalvest Partners LLC	50,000	(36)	0.36%	50,000	0		*

Selling Stockholder Total:	21,517,860			16,847,127	35,000

# - All share amounts are rounded to the nearest whole share.
* - Indicates less than 1% beneficially owned.

[1]
The number and percentage of share beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each selling shareholder has sole or shared voting power or investment power and also any shares, which the selling shareholder has the right to acquire within 60 days. The percentage of shares held has been determined based upon 13,656,202 shares issued and outstanding as of June 16, 2006.

[2]	Assumes that all shares will be resold by the Selling Security Holders after this offering.
[3]	Includes 1,166,667 shares of common stock and 666,667 shares of common stock issuable upon conversion of warrants, with an exercise price of $1.50 per share and expiring on June 17, 2010.
[4]
Includes 200,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $2.00 per share and expiring one year from the effectiveness of a registration statement which includes the underlying common stock shares.

[5]	Includes 250,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $2.00 per share and expiring on September 28, 2009.
[6]
Includes 100,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $2.00 per share and expiring on August 17, 2009, 25,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $2.00 per share and expiring on July 8, 2010, and 208,333 shares of common stock issuable upon conversion of a warrant, with an exercise price of $1.50 per share and expiring on July 8, 2010.

[7]	Includes 33,333 shares of common stock and 33,333 shares of common stock issuable upon conversion of warrants, with an exercise price of $1.50 per share and expiring on June 30, 2010.
[8]	Includes 33,333 shares of common stock and 33,333 shares of common stock issuable upon conversion of warrants, with an exercise price of $1.50 per share and expiring on June 30, 2010.
[9]	Includes 100,000 shares of common stock and 100,000 shares of common stock issuable upon conversion of warrants, with an exercise price of $1.50 per share and expiring on June 30, 2010.

[10]	Includes 200,000 shares of common stock and 200,000 shares of common stock issuable upon conversion of warrants, with an exercise price of $1.50 per share and expiring on October 5, 2010.
[11]
Includes 200,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $2.00 per share and expiring on July 1, 2010 and 30,000 shares of common stock issuable upon conversion of a warrant for the purchase of 30,000 units of securities, a unit consisting of one share of common stock and a warrant for the purchase of one share of common stock. The warrant for the units has an exercise price of $1.50 per share and expires on October 5, 2010. The underlying warrant for the additional 30,000 shares of common stock, which would be issued upon the exercise of the unit warrant, will have an exercise price of $1.50 and would expire five years from the date of issuance.

[12]	Includes 200,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $1.75 per share and expiring on November 1, 2010.
[13]	Includes 50 shares of Series A Preferred Stock convertible into 33,334 shares of common stock.
[14]	Includes 25 shares of Series A Preferred Stock convertible into 16,667 shares of common stock.
[15]	Includes 150 shares of Series A Preferred Stock convertible into 100,000 shares of common stock.
[16]	Includes 75 shares of Series A Preferred Stock convertible into 50,000 shares of common stock.
[17]	Includes 126 shares of Series A Preferred Stock convertible into 84,000 shares of common stock.
[18]	Includes 399 shares of Series A Preferred Stock convertible into 266,000 shares of common stock.
[19]	Includes 50 shares of Series A Preferred Stock convertible into 33,334 shares of common stock.
[20]	Includes 150 shares of Series A Preferred Stock convertible into 100,000 shares of common stock.
[21]	Includes 200 shares of Series A Preferred Stock convertible into 133,334 shares of common stock.
[22]	Includes 25 shares of Series A Preferred Stock convertible into 16,667 shares of common stock.
[23]	Includes 540 shares of Series A Preferred Stock convertible into 360,000 shares of common stock.
[24]	Includes 960 shares of Series A Preferred Stock convertible into 640,000 shares of common stock.
[25]	Includes 2,000 shares of Series A Preferred Stock convertible into 1,333,334 shares of common stock.
[26]	Includes 2,000 shares of Series A Preferred Stock convertible into 1,333,334 shares of common stock.
[27]
Includes 1,500 shares of Series A Preferred Stock convertible into 1,000,000 shares of common stock, however, pursuant to an agreement with us, the shares of Series A Preferred Stock cannot be converted without a 60 day prior notice.

[28]	Includes 500 shares of Series A Preferred Stock convertible into 333,334 shares of common stock.
[29]	Includes 200 shares of Series A Preferred Stock convertible into 133,334 shares of common stock.
[30]	Includes 300 shares of Series A Preferred Stock convertible into 200,000 shares of common stock.
[31]	Includes 250 shares of Series A Preferred Stock convertible into 166,667 shares of common stock.
[32]	Includes 300 shares of Series A Preferred Stock convertible into 200,000 shares of common stock.
[33]
Includes the right to acquire beneficial ownership of 2,000,000 shares of common stock through the conversion of its Series A Preferred Stock holdings. Also includes 5,035,000 shares of common stock beneficially held by Thomas E. Kelly and 600,733 shares of common stock beneficially held by Charles McArthur, including 125,000 shares of common stock issuable upon exercise of options, exercisable within 60 days, as Messrs. Kelly and McArthur have entered into a Voting Agreement with Falcon Seaboard, pursuant to which they have agreed to vote (or cause to be voted) all of their shares (and any and all securities issued or issuable in respect thereof) in favor of electing one member designated by Falcon Seaboard to the UFE board of directors and against (or to otherwise withhold votes from) any nominees for election to the UFE board of directors to whom Falcon Seaboard has notified them that it reasonably objects.

[34]	In the event that Falcon Seaboard was to reduce its holdings as described herein, the Voting Agreement described in footnote 33 above would terminate.
[35]
Includes 291,667 shares of common stock issuable upon conversion of a warrant, with an exercise price of $1.65 per share and expiring on April 25, 2011 and 201,667 shares of common stock issuable upon conversion of a warrant, with an exercise price of $1.65 per share and expiring on April 25, 2011.

[36]	Includes 50,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $1.65 per share and expiring on June 1, 2011.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock other than fees and expenses of any counsel or advisors to the selling security holders or brokerage fees and commissions incurred by them. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling security holders.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Schreck Brignone, Las Vegas, Nevada.

EXPERTS

The financial statements appearing in our Annual Report as of and for the years ended December 31, 2005, December 31, 2004 and December 31, 2003, incorporated in this prospectus by reference have been so incorporated in reliance on the report of Johnson Miller & Co., CPA’s PC, Independent Registered Public Accounting Firm, given upon their authority as experts in accounting and auditing.

The financial statements for Queen Oil and Gas Company appearing in our Form 8-K/A as of and for the years ended December 31, 2005, December 31, 2004 and December 31, 2003, filed on June 15, 2006, which are incorporated in this prospectus by reference have been so incorporated in reliance on the report of Johnson Miller & Co., CPA’s PC, Independent Registered Public Accounting Firm, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington D.C. and in other locations. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at http://www.sec.gov.

This prospectus does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Our SEC Filings (SEC File No. 0-32473) Period Covered or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2005 (filed March 31, 2006)

Quarterly Report on form 10-Q	Quarter ended March 31, 2006 (filed May 12, 2006)

Definitive Proxy Statement on Schedule 14A	For the 2006 Annual Stockholder Meeting (filed May 1, 2006

Current Reports on Form 8-K
May 15, 2006, May 1, 2006, May 1, 2006, April 4, 2006 (including the Form 8-K/A filed on June 15, 2006), March 15, 2006, February 9, 2006, February 3, 2006, January 19, 2006, January 9, 2006 (other than the portions of those documents not deemed to be filed)

The description of our common stock set forth in our Registration Statement on Form 10-SB, filed with the SEC on March 21, 2001, including all amendments and reports filed for the purpose of updating such description

You may obtain any of the documents incorporated by reference through us or the SEC or its Internet website, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference into this prospectus by checking our website, requesting them in writing or by telephoning us at the following address or phone number:

United Fuel & Energy Corporation
405 N. Marienfeld, Ste. 300
Midland, TX 79701
Attn: Investor Relations
Telephone: (432) 571-8000
www.ufeonline.com

No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this document nor any sale of the preferred shares shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered herein to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation.

UNITED FUEL & ENERGY CORPORATION
COMMON STOCK

PROSPECTUS

___________, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

	Amount
SEC Filing Fee	$875
Legal Fees	40,000	*
Accounting Fees and Expenses	30,000	*
Miscellaneous	2,000	*
Total	$72,875

*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, the Company’s Bylaws and Articles of Incorporation also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of the Company. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, the Company will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, the Company will not indemnify any officer or director against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of the Company to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

Exhibit	Description

2.1
Agreement and Plan of Merger by and among the Registrant, Brands United Merger Sub, and United Fuel & Energy Corporation (Incorporated by reference from our Definitive Proxy Statement on Schedule 14C filed on January 6, 2005).

2.2	Asset Purchase Agreement dated as of March 2, 2005 among the Company, Clark Oil Company, William H. Clark, Jr. and Martin T. Clark (Incorporated by reference from our Form 8-K filed on March 8, 2005).

2.3
Asset Purchase Agreement, dated February 1, 2006, by and among Eddins-Walcher Company, Queen Oil & Gas Company, each stockholder of seller (as listed therein) and United Fuel & Energy Corporation (for the purpose of agreeing to execute an unconditional guaranty) (Incorporated by reference from our Current Form 8-K filed on February 3, 2006).

2.4
Addendum to the Asset Purchase Agreement, dated March 10, 2006, by and among Eddins-Walcher Company, Queen Oil & Gas Company, each stockholder of seller (as listed therein) and United Fuel & Energy Corporation (Incorporated by reference from our Current Form 8-K filed on March 15, 2006).

4.1	Warrant Agreement dated September 27, 2004 between Steve Antebi and the Company (Incorporated by reference from our Form 10-Q filed on May 16, 2005).

4.2	Form of Registration Rights Agreement between the Company and Purchasers of the Company’s Preferred Stock (Incorporated by reference from our Form 10-Q filed on May 16, 2005).

4.3	Form of Warrant issued to the certain Purchasers (as defined therein), dated June 2005 (Incorporated by reference from our Form 10-Q filed on August 17, 2005).

4.4
Form of Registration Rights Agreement dated June 2005 by and between the Company and the Purchasers of the Company’s common stock (as defined therein) (Incorporated by reference from our Form 10-Q filed on August 17, 2005).

4.5
Form of Registration Rights Agreement dated March 9, 2006 by and between United Fuel & Energy Corporation and the Purchasers of the United Fuel & Energy’s common stock (Incorporated by reference from our Current Form 8-K filed on March 15, 2006).

4.6	Form of Warrant issued to certain Financial Advisors (Incorporated by reference from our Form 10-K filed on March 15, 2006).

4.7
Form of Registration Rights Agreement by and between United Fuel & Energy Corporation and the Purchasers of the United Fuel & Energy’s Series A Preferred Stock (Incorporated by reference from our Current Form 8-K filed on April 4, 2006).

4.8	Form of Warrant issued to Sanders Morris Harris, Inc. (Incorporated by reference from our Current Form 8-K filed on May 1, 2006).

4.9	Form of Registration Rights Agreement by and between United Fuel & Energy Corporation and the certain purchasers of shares of United Fuel & Energy’s common stock from Thomas E. Kelly. *

4.10	Form of Registration Rights Agreement by and between United Fuel & Energy Corporation and the certain purchasers of shares of United Fuel & Energy’s common stock from Thomas E. Kelly. *

5.1	Opinion of Schreck Brignone regarding the legality of the securities being registered.**

23.1	Consent of Johnson Miller & Co., CPA’s PC, Independent Registered Public Accounting Firm*

23.2	Consent of Schreck Brignone (included with opinion filed as Exhibit 5.1)**

* filed herein
** to be filed by amendment

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relaying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the date of first use.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Midland, State of Texas, on June 23, 2006.

United Fuel & Energy Corporation
/s/ Charles McArthur By: Charles McArthur
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas E. Kelly	Chairman of the Board	June 23, 2006
Thomas E. Kelly

/s/ Charles McArthur	President and Director (principal executive officer)	June 23, 2006
Charles McArthur

/s/ Bobby W. Page	Chief Financial Officer and Treasurer (principal	June 23, 2006
Bobby W. Page	accounting officer and principal financial officer)

/s/ Michael S. Chadwick	Director	June 23, 2006
Michael S. Chadwick